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                               STOCK OPTION PLAN

                                BRAINTECH, INC.

                               FEBRUARY 11, 2000

                                   ARTICLE I

                                PURPOSE OF PLAN

       The purpose of this Plan is to strengthen BrainTech, Inc. (hereinafter referred to as the "Company") by providing an additional means of attracting and retaining competent directors, officers, employees and consultants and by providing to such persons added incentive for high levels of performance and for unusual efforts to increase the sales and earnings of the Company. The Plan seeks to accomplish these purposes and results by providing a means whereby such persons may purchase shares of the capital stock of the Company pursuant to options.

                                   ARTICLE II

                             ADMINISTRATION OF PLAN

       SECTION 2.01. BOARD TO ADMINISTER. This Plan shall be administered by the Board of Directors of BrainTech, Inc. (hereinafter referred to as the "Board"). Any action of the Board with respect to administration of the Plan shall be taken pursuant to a majority vote, or to the written consent of a majority of its members.

       SECTION 2.02. AUTHORITY. Subject to the express provisions of the Plan, the Board shall have the authority to construe and interpret the Plan and to define the terms used herein; to prescribe, amend and rescind the rules and regulations relating to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Board on the foregoing matters shall be conclusive. Subject to the express

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provisions of the Plan, the Board shall determine from the eligible class the individuals who shall receive options, and the terms and provisions of the options (which need not be identical).

                                  ARTICLE III

                                 PARTICIPATION

       SECTION 3.01. ELIGIBILITY. Directors, officers and employees of the Company and consultants to the Company shall be eligible for selection to participate in the Plan. An individual who has been granted an option may, if otherwise eligible, be granted an additional option or options if the Board shall so determine.

       SECTION 3.02. TIME OF GRANTING OPTION. The granting of an option pursuant to this Plan shall take place at the time the Board designates an eligible director, officer, employee or consultant as a participant in the Plan; provided, however, that if the appropriate resolutions of the Board indicate that an option is to be granted as of and at some future date, the date of grant shall be such future date.

                                   ARTICLE IV

                           STOCK SUBJECT TO THE PLAN

       Subject to the adjustments as provided in Article XII of this Plan, the stock to be offered under this Plan shall be shares of the Company's authorized but unissued common stock, including reaquired common stock or common stock previously issued but cancelled. Subject to the following proviso, the aggregate amount of stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 7.5 million (7,500,000) shares. At no time shall the aggregate amount of stock to be delivered upon exercise of all options granted under this Plan and the December 17, 1997 Stock Option Plan exceed 30% of the outstanding shares of the Common Stock of the Company. If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of this Plan. Subject to the general limitations contained in this Plan, the

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Board may make any adjustment in the exercise price, the number of shares subject to, or the term of an option by amendment of said option or by cancellation of an outstanding option and subsequent regranting of an option. An option that is the result of amendment or substitution may have an exercise price which is higher or lower than the prior option, provide for a greater or lesser number of shares subject to the option, or a longer or shorter term than the prior option, and may otherwise be changed as the Board, in its discretion, sees fit.

                                   ARTICLE V

                                  OPTION PRICE

       The purchase price of stock covered by each option shall be determined by the Board. The purchase price of any stock purchased shall be paid in full by bank draft or by certified cheque at the time of each purchase, or shall be paid in such other manner as the Board may determine in compliance with applicable laws.

                                   ARTICLE VI

                                 OPTION PERIOD

       Each option and all rights or obligations thereunder shall expire on such date as the Board shall determine, but not later than the fifth (5th) anniversary of the date on which the option is granted, and shall be subject to earlier termination as hereinafter provided.

                                  ARTICLE VII

                         PRIVILEGES OF STOCK OWNERSHIP

       The holder of an option pursuant to the Plan shall not be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered to him.

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                                  ARTICLE VIII

                               EXERCISE OF OPTION

       Each option may be exercised in accordance with its terms and the total number of shares subject thereto may be purchased, in instalments, which need not be equal. No option or instalment thereof shall be exercisable except in respect to whole shares, and fractional share interests shall be disregarded.

                                   ARTICLE IX

                        COMPLIANCE WITH SECURITIES LAWS

       Shares shall not be issued pursuant to the exercise of an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the SECURITIES ACT of 1933, as amended, the EXCHANGE ACT, the rules and regulations promulgated thereunder, and the requirements of any Stock Exchange.

       As a condition to the exercise of an option, the optionor may require the optionee to represent and warrant at the time of any such exercise that the shares purchased are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the optionor, such a representation is required by law.

       Further, the optionor shall have no liability whatsoever (including, but not restricted to, alternate compensation) to the optionee if a change in the exercise price or a change in the terms and provisions of an option and/or this Stock Option Plan hereof is required pursuant to any applicable laws.

       The optionor and optionee shall comply with all relevant provisions of law relating to this Stock Option Plan and any option granted hereunder.

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                                   ARTICLE X

                             DEATH AND TERMINATION

       SECTION 10.01. AGREEMENT TO REMAIN IN EMPLOY OF COMPANY. Each person to whom an option is granted is not required to remain in the employ of the Company following the date of the grant of the option. Nothing contained in this Plan, or in any option granted pursuant to this Plan, shall confer upon any employee any right to continue in the employ of the Company or constitute any contract or agreement of employment or interfere in any way with the right of the Company to reduce such person's compensation from the rate in existence at the time of the granting of an option or to terminate such person's employment, but nothing contained herein or in any option agreement shall affect any contractual rights of an employee.

       SECTION 10.02. DEATH OF AN EMPLOYEE. If any option holder dies while employed by the Company, such holder's option shall, subject to earlier termination pursuant to Article VI, expire two years (2) years after the date of such death, and during such period after such death such option may, to the extent that the optionee may have exercised the option if alive during such period, be exercised by the person or persons to whom the options holder's rights under the option shall pass by will or by the applicable laws of descent and distribution.

       SECTION 10.03 TERMINATION OF EMPLOYMENT. If an optionee ceases to be employed by the Company because of discharge for cause, such optionee's option shall expire concurrently with such cessation of employment. THIS
SECTION 10.03 SHALL NOT APPLY IN RESPECT OF AN OPTION, OR THAT PORTION OF AN OPTION, THAT HAS FULLY VESTED IN AN OPTIONEE.

       SECTION 10.04 RESIGNATION. If an optionee resigns or ceases to be employed by the Company for any reason other than death or discharge for cause, such holder's option shall, subject to earlier termination pursuant to
Article VI, expire thirty (30) days thereafter (or such period of time greater than 30 days as the Board may determine or the Company may have agreed to contractually), and during such period after such holder ceases to be an employee, such option shall

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be exercisable only to the extent the optionee could have exercised the option at the date the optionee ceased to be employed by the Company.

                                   ARTICLE XI

                         NONTRANSFERABILITY OF OPTIONS

       An option granted under this Plan shall, by its terms, be nontransferable by the option holder other than by will or by the laws of descent and distribution and shall be exercisable during his lifetime only by the option holder.

                                  ARTICLE XII

                   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

       SECTION 12.01. CORPORATE REORGANIZATIONS. If the outstanding shares of the stock of the Company are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or merger as a result of which the Company is the surviving corporation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share covered by the option.

       SECTION 12.02 DISSOLUTION, LIQUIDATION. Upon the dissolution or liquidation of the Company, or upon reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, this Plan shall terminate, and any option theretofore granted hereunder shall terminate, unless provision be made in

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connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

       SECTION 12.03 ADJUSTMENTS MADE BY BOARD. Adjustments pursuant to this Article XII shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive. No fractional shares of stock shall be issued under the Plan on account of any such adjustment.

                                  ARTICLE XIII

                                INCOME TAX LAWS

       The Company and all optionees shall comply with all applicable income tax laws and other tax laws (eg. any withholding tax or similar obligations).

                                  ARTICLE XIV

                           AMENDMENT AND TERMINATION

       The Board may at any time suspend, amend or terminate this Plan as the Board, in its own discretion, sees fit. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under any option theretofore granted under the Plan.

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                                   ARTICLE XV

                                  TERMINATION

       Unless terminated sooner by the Board of Directors, this Plan shall terminate at the close of business on February 11, 2010.

This Stock Option Plan is hereby approved and confirmed by the Board of BrainTech, Inc.:

                                           "Owen Jones"
                                          -----------------------------------
                                          Owen Jones, Director


                                           "Grant Sutherland"
                                          -----------------------------------
                                          Grant Sutherland, Director


                                           "James Speros"
                                          -----------------------------------
                                          James Speros, Director